Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Third Quarter 2017 Results;

Completes Additional Accretive Acquisitions

FORT WORTH, Texas, Nov. 9, 2017 — Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell Royalty Partners” or “Kimbell”), a leading owner of oil and natural gas mineral and royalty interests across 20 states, today announced financial and operating results for the third quarter ended Sept. 30, 2017.

Third Quarter Highlights

•                  Revenue of $8.4 million, up 8% from Q2

•                  Net income of $119,000, down 53% from Q2

•                  Adjusted EBITDA of $5.3 million, up 12% from Q2

•                  Production of 108,692 Bbls of oil, 888,694 Mcf of natural gas and 46,493 Bbls of natural gas   liquids / combined volumes of 303,301 Boe, up 9% from Q2

•                  3Q distribution of $0.31 per common unit, up $0.01 per unit from Q2

“Since we announced the $16 million Maxus acquisition in April through the date of this press release, the partnership has closed on an additional $12 million of high-quality mineral and royalty interest acquisitions that add approximately 300 net Boe per day to our current production levels,” said Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty Partners’ general partner. “Each of these acquisitions is immediately accretive to our distributable cash flow on a per-unit basis.  They feature shallow decline rates and significant in-place hydrocarbon reserves in basins where producers are currently very active.  These acquisitions were funded using amounts available under our revolving credit facility.”

“Since our IPO in February through the date of this press release, we have completed a total of $28 million in mineral and royalty interest acquisitions in keeping with our strategy to grow unitholder value and distributions primarily through accretive acquisitions.  In addition to these latest purchases, we are evaluating a number of additional properties on the market that fit our rigorous investment criteria, and we will continue to add to our portfolio of royalty interests in fields where there is significant existing production as well as opportunities for additional organic growth.

“We are very pleased with the performance of our existing portfolio during Q3, with total production increasing by approximately 9% from the second quarter.  Despite the impact of slightly lower commodity prices, this allowed us to increase our distribution to common unitholders by approximately 3%,” Mr. Ravnaas added.

Acquisitions

Since the $16 million Maxus acquisition in April, Kimbell has closed three additional acquisitions totaling $12 million.  These additional acquisitions are located in the Fayetteville/Moorefield Shale in Arkansas and the Uinta Basin in Utah, each of which closed in the fourth quarter, and the Williston Basin in North Dakota, which closed in the second quarter.  Collectively, these acquisitions add approximately 300 net barrels of oil (Boe) per day of production, 84,000 gross acres and 3,770 net royalty acres to the partnership.

Third Quarter 2017 Distribution

On Oct. 27, 2017, the board of directors of Kimbell Royalty GP, LLC, the general partner of Kimbell Royalty Partners, declared a cash distribution of $0.31 per common unit for the third quarter of 2017.  The distribution will be payable on Nov. 13, 2017 to unitholders of record at the close of business on Nov. 6, 2017. This represents a 3% increase from the prior quarter’s distribution.

Financial Highlights

In the third quarter, Kimbell had revenue of $8.4 million, net income of approximately $119,000 and earnings per common unit of $0.01.  The reduction in net income relative to the prior quarter was primarily due to non-cash unit based compensation.  Adjusted EBITDA was $5.3 million.  (Adjusted EBITDA is a non-GAAP measure.  Please see a reconciliation to the nearest GAAP measures at the end of this news release.) Average realized price per barrel (Bbl) for oil was $43.95, natural gas per thousand cubic feet (Mcf) was $2.79, and natural gas liquids per Bbl was $19.75.

Production

Kimbell reported total third quarter production of 303,301 Boe, or 3,297 Boe per day, an increase of 9% or 8%, respectively, from the prior quarter.  The increase was primarily due to additional production realized from certain overriding royalty interests purchased from Maxus Energy Corporation during the prior quarter.  Third quarter revenues were derived 57% from oil, 30% from natural gas, 11% from natural gas liquids sales and 2% from other sales.  Production was composed of approximately 36% oil, 49% natural gas and 15% natural gas liquids.

Liquidity

In connection with the August 1 redetermination under the partnership’s revolving credit facility, the borrowing base was reaffirmed at $100 million.  Aggregate commitments remain at $50 million, providing for maximum availability under the revolving credit facility of $50 million.  At Sept. 30, 2017, Kimbell had $22.2 million outstanding under its revolving credit facility and was in compliance with all related financial covenants. Including additional amounts used to fund the acquisition in Arkansas completed in early November, the outstanding balance is currently $29.6 million.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its third quarter 2017 results.  To access the call live by phone, dial (201) 389-0869 and use the conference ID number 13671601# at least 10 minutes prior to the start time.  A telephonic replay will be available through Nov. 16 by calling (201) 612-7415 and using pass code 13671601#.  A webcast of the call will also be available live and for later replay on Kimbell’s website at http://kimbellrp.investorroom.com under Events and Presentations.

About Kimbell Royalty Partners, LP

Kimbell Royalty Partners, LP (NYSE: KRP) is an oil and gas mineral and royalty variable rate master limited partnership based in Fort Worth, Texas.  Kimbell Royalty Partners is managed by its general partner, Kimbell Royalty GP, LLC, and owns mineral and royalty interests in approximately 5.7 million gross acres in 20 states and in nearly every major onshore basin in the continental United States, including ownership in more than 50,000 gross producing wells with over 29,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve risks and uncertainties, including risks relating Kimbell Royalty Partners’ business and the securities markets generally. Except as required by law, Kimbell Royalty Partners undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause Kimbell to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks related to its potential impairment as disclosed above, risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Kimbell’s ability to meet financial covenants under its credit agreements or its ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to Kimbell’s ability to realize the anticipated benefits from acquired assets; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

— Financial statements follow —

Kimbell Royalty Partners, LP

Consolidated Balance Sheet

(Unaudited, in thousands)

September 30,
2017
(In thousands)
Assets:
Current assets
Cash and cash equivalents	$6,226
Oil, natural gas and NGL receivables	5,502
Other current assets	259
Total current assets	11,987
Property and equipment, net	204
Oil and natural gas properties
Oil and natural gas properties (full cost method)	285,043
Less: accumulated depreciation, depletion, accretion and impairment	(11,047)
Total oil and natural gas properties	273,996
Deposits on oil and natural gas properties	3,949
Loan origination costs, net	271
Total assets	$290,407
Liabilities and partners’ capital:
Current liabilities
Accounts payable	$153
Other current liabilities	2,147
Total current liabilities	2,300
Long-term debt	22,214
Total liabilities	24,514
Commitments and contingencies
Partners’ capital	265,893
Total liabilities and partners’ capital	$290,407

Kimbell Royalty Partners, LP

Consolidated Statement of Operations

(unaudited, in thousands, except per-unit data and unit count)

Three Months Ended
September 30, 2017
(In thousands)

Oil, natural gas and NGL revenues	$8,351
Costs and expenses
Production and ad valorem taxes	779
Depreciation, depletion and accretion expenses	4,489
Impairment of oil and natural gas properties	—
Marketing and other deductions	424
General and administrative expenses	2,315
Total costs and expenses	8,007
Operating income	344
Interest expense	225
Net income	$119

Net income attributable to common units:
Basic	$0.01
Diluted	$0.01
Weighted average number of common units outstanding
Basic	16,337,985
Diluted	16,503,664

Kimbell Royalty Partners, LP
Supplemental Schedule
(unaudited, in thousands, except per unit data and unit count)

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.  We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations period to period without regard to our financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to our unitholders.  We define Adjusted EBITDA as net income (loss) plus interest expense, net of capitalized interest, non-cash unit-based compensation, impairment of oil and natural gas properties, income taxes and depreciation, depletion and accretion expense.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by generally accepted accounting principles in the United States (“GAAP”).  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  We expect that cash available for distribution for each quarter will generally equal our Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors may determine is appropriate.

Kimbell Royalty Partners, LP

Supplemental Schedule

(unaudited, in thousands, except per unit data and unit count)

Three Months Ended
September 30, 2017

Net income	$119
Depreciation, depletion and accretion expenses	4,489
Interest expense	225
Income taxes	—
EBITDA	$4,833
Impairment of oil and natural gas properties	—
Unit-based compensation	434
Adjusted EBITDA	$5,267

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	167
Capital expenditures	—
Cash available for distribution	$5,100

Weighted average number of common units outstanding
Basic	16,337,985
Diluted	16,503,664

Cash available for distribution per common unit outstanding	$0.31

Kimbell Royalty Partners, LP

Supplemental Schedule

(unaudited, in thousands)

Three Months Ended
September 30, 2017

Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$5,387
Interest expense	225
State income taxes	—
Impairment of oil and natural gas properties	—
Amortization of loan origination costs	(15)
Amortization of tenant improvement allowance	—
Unit-based compensation	(434)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	556
Prepaid expenses and other receivables	65
Accounts payable	228
Other current liabilities	(1,179)
EBITDA	$4,833
Add:
Impairment of oil and natural gas properties	—
Unit-based compensation	434
Adjusted EBITDA	$5,267